NORTHERN TIER ENERGY LP
2012 LONG TERM INCENTIVE PLAN
RESTRICTED UNIT AGREEMENT
For ______________
(Performance-Based)

Employee:	Date of Grant:	Number of Target Grant Units:
This Restricted Unit Agreement (this “Agreement”) is made as of _____________by and between Northern Tier Energy LP, a Delaware limited partnership (the “Partnership”), and _____________(the “Employee”) pursuant to the terms and conditions of the Northern Tier Energy LP 2012 Long Term Incentive Plan (the “Plan”). The Employee acknowledges receipt of a copy of the Plan, and agrees that the terms and provisions of the Plan, including any future amendments thereto, shall be deemed a part of this Agreement as if fully set forth herein. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.
WHEREAS, the Partnership, acting through the Board of its General Partner, has adopted the Plan to, among other things, attract, retain and motivate certain employees and directors of the Partnership, the General Partner and their respective Affiliates (each, a “Company Entity” and, collectively, the “Company Entities”); and
WHEREAS, the Partnership desires to grant to the Employee on the terms and conditions set forth herein and in the Plan, and the Employee desires to accept on such terms and conditions, the number of Restricted Units set forth herein.
NOW, THEREFORE, in consideration of the Employee’s agreement to provide or to continue providing services for the benefit of the Company Entities, the Partnership and the Employee agree as follows:
1.Grant of Restricted Units. The Partnership hereby grants to the Employee, effective as of __________(the “Date of Grant”), ______ Restricted Units (such number, the “Target Grant Units”), as may be adjusted upwards or downwards pursuant to Section 4(a) hereof, subject to all of the terms and conditions set forth in the Plan and in this Agreement (the Target Grant Units as may be so adjusted, and as subject to the Plan and this Agreement, the “Restricted Units”).

2.Forfeiture Restrictions. The Restricted Units may not be sold, assigned, pledged, exchanged, hypothecated, or otherwise transferred, encumbered, or disposed of to the extent then subject to the Forfeiture Restrictions (as defined below). The prohibition against transfer and the obligation to forfeit the Restricted Units to the Partnership upon termination of employment are referred to herein as the “Forfeiture Restrictions.”

3.Rights of Employee.
(a)General; Voting. The Restricted Units shall be evidenced either (a) by certificates issued in the Employee’s name that are retained by the Partnership until the Restricted Units are no longer subject to the Forfeiture Restrictions or are forfeited or (b) in book entry form by the Partnership’s transfer agent with a notation that they are subject to restrictions. Notwithstanding the foregoing, the Employee shall have all voting rights, if any, with respect to the Restricted Units.
(b)Provisions Regarding Unit Distribution Rights for [Year]. Prior to determining if the [Year] Financial Condition (as defined below) has been met, the Employee will not be entitled to Unit Distribution Rights payments with respect to the Restricted Units. If the [Year] Financial Trigger for Distributions is met, then the Employee will be entitled to receive, in arrears, an amount equal to the Unit Distribution Rights payments that such Employee would have received if the Employee had continuously held the Target Grant Units, as may be increased or decreased pursuant to Section 4(a), since the Date of Grant. Any such payments with respect to fiscal year [Year] shall be made no later than 60 days following the end of the Partnership’s [Year] fiscal year. The Employee will not be entitled to receive any Unit Distribution Rights payments if the [Year] Financial Trigger for Distributions is not met. No interest will accrue on any Unit Distribution Rights between the issuance of the distribution to Unit holders generally and the settlement of the Unit Distribution Rights payments owing to the Employee, if any, under this Section 3(b).
(c)Provisions Regarding Unit Distribution Rights After Fiscal Year [Year]. If the [Year] Financial Trigger for Distributions has been met, then any Unit Distribution Rights payments payable for a period following fiscal [Year] will be made to the Employee with respect to the Restricted Units on or promptly following the date on which the distributions are otherwise paid to the holders of Units; provided, however, in no event shall the distribution payment be made later than 30 days following the date on which the Company pays such distributions to the holders of Units generally; provided, further, however, that, notwithstanding the date of payment of any such Unit Distribution Rights to the Employee, the Employee shall vest in such Unit Distribution Right as of the record date for such distribution. No interest will accrue on any Unit Distribution Rights owing under this Section 3(c) between the issuance of the distribution to Unit holders generally and the settlement of the Unit Distribution Right.
(d)General Restrictions. Notwithstanding the preceding provisions of this Section 3, the Restricted Units shall be subject to all of the restrictions described herein, including, without limitation, the Forfeiture Restrictions.
(e)Certain Definitions. As used in this Agreement, the following defined terms have the following meanings:
(i)“[Year] Available Cash for Distribution” means with respect to the Partnership’s [Year] fiscal year, the aggregate cash flow from operations, excluding working capital fluctuations, less cash needed for maintenance capital expenditures of the Company Entities, reimbursement of expenses incurred by the General Partner or the Company Entities, debt service and other contractual obligations of, and reserves for future or other capital needs of, the General Partner or the Company Entities, that the General Partner deems necessary or appropriate, including reserves for our turnaround and related expenses. This definition shall be adjusted in good faith by the Partnership to reflect any change of control, acquisition or divestiture or other extraordinary event that may occur in [Year], which would otherwise materially affect the Partnership’s [Year] Available Cash for Distribution.
(ii)[Year] Financial Trigger for Distributions” means that the Partnership has [Year] Available Cash for Distribution of at least $[Amount] million. This definition shall be adjusted in good faith by the Partnership to reflect any change of control, acquisition or divestiture or other extraordinary event that may occur in [Year], which would otherwise materially affect the Partnership’s [Year] Available Cash for Distribution.

4.Determination of Number of Restricted Units; Vesting of Restricted Units.
(a)Determination of Number of Restricted Units. If the [Year] Financial Trigger for Distributions is not met, then all of the Target Grant Unit shall be forfeited without consideration and this Agreement shall terminate in its entirety. If the [Year] Financial Trigger for Distributions is met, then the

Target Grant Units shall be subject to upward or downward adjustment, if any, depending on the actual amount of the [Year] Available Cash for Distribution as set forth in the following table, and such adjusted number shall be the “Restricted Units” for purposes of this Agreement:

[Year] Available Cash for Distribution	Number of Restricted Units*
$[Amount1]	50% of Target Grant Units
$[Amount2]	100% of Target Grant Units
$[Amount3]	150% of Target Grant Units

* The Restricted Unit numbers set forth in this table are based on the [Year] Available Cash for Distribution numbers set forth in the table and are only intended to set forth the minimum, target and maximum number of Restricted Units that will be issued so long as the [Year] Financial Trigger for Distributions is met; the numbers are not intended to set forth the only potential adjustments to the Target Grant Units. The Target Grant Units will be proportionately adjusted downwards to the extent the [Year] Available Cash for Distribution is less than $[Amount2] million but more than $[Amount1] million and will be proportionately increased to the extent the [Year] Available Cash for Distribution is more than $[Amount2] million but less than $[Amount3] million. For clarity and avoidance of doubt, if [Year] Available Cash for Distribution exceeds $[Amount3] million, no additional adjustment will be made to the Target Grant Units with respect to such excess.
(b)Vesting of Restricted Units. If the [Year] Financial Trigger for Distributions has been met, then, except as otherwise provided in this Agreement, the number of Restricted Units subject to this Agreement (as determined in accordance with Section 4(a) hereof), will vest in accordance with the vesting schedule set forth in the following table, provided that the Employee remains continuously employed by a Company Entity from the Date of Grant through each vesting date set forth below (each, a “Vesting Date”):

Vesting Date(s)	Cumulative Vested Percentage
January 1, [Year+2]	33⅓%
January 1, [Year+3]	66⅔%
January 1, [Year+4]	100%

If, on any Vesting Date, the application of the vesting schedule set forth above results in a fractional Restricted Unit becoming vested, the number of Restricted Units vesting on such date shall be rounded up to the next whole number of Restricted Units. Restricted Units that have become vested pursuant to the schedule above are referred to herein as “Vested Units.”
5.Termination and Change of Control.
(a)Voluntary Termination and Termination for Cause. In the event that the Employee’s employment with the Company Entities is (i) voluntarily terminated by the Employee (other than for Good Reason), or (ii) terminated by any of the Company Entities for Cause (as defined below), in either case, prior to the time that the Restricted Units have become Vested Units, any unvested Restricted Unit (after having given effect to any provision below for the acceleration of the Restricted Units) shall be forfeited immediately without consideration.
(b)Termination of Employment due to Death, Disability or without Cause. In the event that the Employee’s termination of employment with the Company Entities occurs due to (i) the Employee’s death or Disability (as defined below), or (ii) termination by any of the Company Entities without Cause, in any case, prior to the time that the Restricted Units have become Vested Units, then, if the [Year] Financial Trigger for Distributions has been met (or would be met following the completion of the [Year] fiscal year), the tranche of Restricted Units that would have become Vested Units upon the Vesting Date that immediately follows the date of the Employee’s termination of employment will be immediately accelerated and become Vested Units.
(c)Termination of Employment in Connection with a Change of Control. In the event that the Employee is terminated by the Company Entities without Cause or by the Employee for Good Reason (as defined below), in either case, within the twelve (12) month period immediately following the consummation of a Change of Control, then, if the [Year] Financial Trigger for Distributions has been met (or would be met following the completion of the [Year] fiscal year), all unvested Restricted Units shall immediately be accelerated and become Vested Units.
(d)Termination of Employment for Good Reason. In the event that the Employee’s employment with the Company Entities is terminated by the Employee for Good Reason (as defined below) prior to the time that the Restricted Units have become Vested Units, then, if the [Year] Financial Trigger for Distributions has been met (or would be met following the completion of the [Year] fiscal year), the tranche of Restricted Units that would have become Vested Units upon the Vesting Date that immediately follows the date of the Employee’s termination of employment will be immediately accelerated and become Vested Units. For purposes of this Section 5(d) “Good Reason” shall mean (A) a material diminution in the Employee’s position, duties or responsibilities with the Company Entities, a diminution in the Employee’s title or offices with the Company Entities or any removal of the Employee from, or any failure to reelect Employee to, any of such positions; (B) a reduction by the Company in Employee’s base salary or target incentive opportunity; (C) a material reduction in the aggregate of the benefits provided under the Company Entities employee benefit plans; or (D) without the Employee’s previous written consent, the relocation of the Employee’s principal place of business to a location that is more than forty (40) miles from the Employee’s principal place of employment as of the Date of Grant; provided, however, that the Employee must provide notice of any of the preceding conditions that could give rise to a Good Reason termination within ninety (90) days of the occurrence of the event, and the Company Entities shall have a period of thirty (30) days after receipt of such notice to correct the situation or event.
(e)Definitions. For purposes of this Section 5, the terms “Cause” and “Disability” shall be defined as such terms are set forth in the Employee’s individual offer letter, employment, severance or other similar individual agreement by and between the Employee and any of the Company Entities (the “Individual Agreement”). If the Individual Agreement does not define the applicable term or the Employee does not have an Individual Agreement, the terms “Cause” and “Disability” shall have the meaning set forth below:
(i)“Cause” shall mean (A) the continuous failure by the Employee to substantially perform his or her duties with the Company Entities (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) following the Employee’s being advised of such failure and having a reasonable opportunity to cure his or her performance failure; (B) the Employee’s gross misconduct or gross negligence; or (C) the Employee’s conviction of, or entrance of a plea of, guilty or nolo contendere to the commission of a felony.
(ii)“Disability” shall have the same meaning set forth for such term in the Partnership’s then-current long-term disability plan.

6.    Transferability and Assignment. This Agreement and the Restricted Units granted hereunder will not be transferable by the Employee other than by will or the laws of descent and distribution. Any purported transfer, assignment, alienation, pledge, hypothecation, attachment, sale, transfer or encumbrance shall be null, void and unenforceable against the Company Entities.
7.    Delivery and Status of Units and Unit Distribution Rights. Promptly following the expiration of the restrictions on the Restricted Units as contemplated by this Agreement, subject to the remainder of this Section 7, the Partnership shall cause to be issued and delivered to the Employee the number of Vested Units as to which all restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, and shall pay to the Employee any previously unpaid Unit Distribution Rights, if any, with respect to such delivered Units. The Employee agrees that any Vested Units that he or she acquires upon vesting of the Restricted Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations and other requirements of the SEC and any stock exchange upon which the Units are then listed. The Employee also agrees that (a) any certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (b) the Partnership may refuse to register the transfer of the Units acquired under this award with the Partnership’s transfer agent if such proposed transfer would, in the opinion of counsel satisfactory to the Partnership, constitute a violation of any applicable securities law, and (c) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this award. In addition to the terms and conditions provided herein, the Partnership may require that the Employee make such covenants, agreements, and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, rules, regulations, or requirements.
8.Tax Withholding. The Company Entities shall have the authority and the right to deduct or withhold, or to require the Employee to remit to a Company Entity, an amount sufficient to satisfy all applicable federal, state and local taxes (including the Employee’s employment tax obligations) required by law to be withheld with respect to any taxable event arising in connection with the Restricted Units and the Unit Distribution Rights thereon. In satisfaction of the foregoing requirement, unless either (a) other arrangements have been made that are acceptable to the applicable Company Entity or (b) with the consent of the Board or a committee of the Board that is composed solely of two or more “Non-Employee Directors” within the meaning of Rule 16b-3, the Employee shall surrender the number of Units otherwise issuable to him having a fair market value equal to the sums required to be withheld by the applicable Company Entity. In the event that Units that would otherwise be issued in respect of the Restricted Units are surrendered to satisfy such withholding obligations, the number of Units that shall be so surrendered shall be limited to the number of Units that have a Fair Market Value on the date of such surrender equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

9.General Provisions.
a.Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and all decisions of a majority of the Committee with respect thereto and this Agreement shall be final and binding upon the Employee and the Partnership. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
b.No Effect on Service. Nothing in this Agreement or in the Plan shall be construed as giving the Employee the right to be retained in the employ or service of the Company Entities. Furthermore, the Company Entities may at any time dismiss the Employee from employment free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or other written agreement.
c.Tax Consultation. None of the Board, the Committee or the Company Entities has made any warranty or representation to the Employee with respect to the income tax consequences of the grant or vesting of the Restricted Units or the transactions contemplated by this Agreement, and the Employee represents that he or she is in no manner relying on such entities or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. The Employee represents that he or she has consulted with any tax consultants that the Employee deems advisable in connection with the Restricted Units. The Employee may, at the Employee’s

discretion, make a tax election pursuant to Section 83(b) of the Code in connection with the grant of this Award (the “Section 83(b) Election”), and a form of a Section 83(b) Election has been attached to this Agreement as Exhibit A for the Employee’s convenience. The Employee acknowledges that the filing of a Section 83(b) Election is extremely time sensitive and, if the Employee decides to make such an election, such election must be filed with the Service Center of the Internal Revenue Service where you file your Internal Revenue Service tax returns WITHIN 30 DAYS OF THE Date of Grant. In the event that the Employee makes a Section 83(b) Election, the Employee shall promptly provide a copy of the Section 83(b) Election form to the Company Entities. The Employee further agrees to indemnify and hold each Company Entity harmless for any damages, costs, expenses, taxes, judgments or other actions or amounts resulting from the for any actions or inactions of the Employee with respect to the tax consequences of the Restricted Units.
d.Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
e.Successors. This Agreement shall be binding upon the Employee, the Employee’s legal representatives, heirs, legatees and distributees, and upon the Partnership, its successors and assigns.
f.Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.
g.Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
h.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.
i.Gender. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.
j.Amendments, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee (i) to the extent permitted by the Plan, (ii) to the extent necessary to comply with applicable laws and regulations or to conform the provisions of this Agreement to any changes thereto or (iii) to settle the Restricted Units pursuant to all applicable provisions of the Plan. Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended in any way that is adverse to the Employee except by a written agreement signed by both the Partnership and the Employee.
k.Insider Trading Policy. The terms of the Partnership’s insider trading policy with respect to Units are incorporated herein by reference.
l.Clawback. Notwithstanding any provisions in the Plan or this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or the sale of the Units granted hereunder shall be subject to a clawback or other recovery by the Company Entities to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule.
m.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Employee agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Partnership may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Partnership. Electronic delivery may be via a Partnership electronic mail system or by reference to a location on a Partnership intranet to which the Employee has access. The Employee hereby consents to any and all procedures the Partnership has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Partnership may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the Partnership has caused this Agreement to be executed by its duly authorized officer, effective for all purposes as provided above.

NORTHERN TIER ENERGY LP

By:___________________________________
Name: ________________________________
Title: _________________________________

EMPLOYEE

__________________________________________

Exhibit A
Section 83(b) Election Form
Directions:
1.    Fill in any omitted information on this election form.

1.	Sign and date the form and return one copy electronically to [HR Representative], at ____________.

2.	Mail a copy of the form to the Service Center where you file your Internal Revenue Service tax returns WITHIN 30 DAYS OF THE RECEIPT of the property.

3.	Attach one copy of the form to your income tax return for the calendar year [Year].

Election to Include in
Taxable Income in Year of Transfer Pursuant
to Section 83(b) of the Internal Revenue Code
The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:
1.    The name, address and taxpayer identification number of the undersigned are:
Name:
Address:
Taxpayer Identification Number: _______________________

4.	Description of the property with respect to which the election is being made:
Restricted common units (“Restricted Units”) of Northern Tier Energy LP (the “Company”)

5.	The date on which the property was transferred is_____________.
The taxable year to which this election relates is calendar year [Year].

6.	Nature of the restrictions to which the property is subject:
The Units issued to the taxpayer are currently subject to a risk of forfeiture. This risk of forfeiture will lapse in accordance with the applicable vesting schedule and subject to any additional forfeiture or acceleration provisions associated with the Restricted Units.

7.
The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) of the property with respect to which this election is being made is $____________.

8.	The amount paid by the taxpayer for said property is $0.

9.	A copy of this statement has been furnished to the Company as provided in Treasury Regulation Section 1.83-2(d).

Date: ____________, [Year]                ______________________________
Employee

Date: ____________, [Year]                ______________________________
Taxpayer’s Spouse